Exhibit 10.1

GRANT AGREEMENT

Made this 24th day of July, 2018 by and between the TOWN OF CANANDAIGUA, a New York municipal corporation having its principal offices at 5440 Routes 5 and 20 West, Canandaigua, New York 14424 (hereinafter called the “Grantor”), and AKOUSTIS TECHNOLOGIES, INC. and AKOUSTIS, INC., each a Delaware corporation having its principal offices at 9805 Northcross Center Court, Suite A, Huntersville, North Carolina 28078 (collectively hereinafter called the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Grantor has received Community Development Block Grant funding for the purpose of providing financing to Grantee to support Grantee’s purchase and installation of new machinery and equipment to allow it to commence semiconductor manufacturing at a 120,000 square foot facility located at 5450 Campus Drive, in the Town of Canandaigua, New York, and

WHEREAS, pursuant to this Agreement Grantor will utilize such funding for the purpose of making a grant or grants to Grantee.

NOW, THEREFORE, the parties do hereby agree as follows:

SECTION 1.          DEFINITIONS

Unless specifically provided otherwise or the context otherwise requires, when used in this Agreement:

1.01 “Application” means the application submitted to the Office of Community Renewal by Grantor dated May 12, 2017 for funding under the Community Development Block Grant program and any additional submittals by Grantee to support the Application; such Application and submittals being incorporated herein by reference and made a part hereof.

1.02 “CDBG” means Community Development Block Grant, a program of the United States Department of Housing and Urban Development.

1.03 “CDBG Funds” means Community Development Block Grant funds, including funds in the form of grants under 24 CFR Part 570, Subpart I and Program Income as defined at 24 CFR 570.489(e).

1.04        “Labor Market Area” shall have the meaning defined at 24 CFR 570.482(h)(2)(ii).

1.05        “HTFC” means the New York State Housing Trust Fund Corporation.

1.06        “HUD” means the United States Department of Housing and Urban Development.

1.07        “OCR” means the Office of Community Renewal, an office of New York Homes and Community Renewal.

1.08        “OCR Grant” means the award of CDBG funds to Grantor by HTFC as represented by OCR and as evidenced by Grant Agreement #166ED884-17 between Grantor and HTFC dated June 27, 2017, such Grant Agreement being incorporated herein by reference and made a part hereof.

1.11        “Project” means the activities described in the Application that are to be undertaken by Grantee and generally consisting of the purchase and installation of new machinery and equipment to allow for the design and manufacture of single-band and multi-band BAW RF filter solutions at its facility located at 5450 Campus Drive, in the Town of Canandaigua, New York.

SECTION 2.          THE GRANT

2.01  The Commitment. Subject to the terms and conditions of this Agreement, Grantor agrees to make a grant to Grantee in an aggregate principal amount up to, but not exceeding the sum of seven hundred thirty-four thousand dollars ($734,000.00) (hereinafter the “Grant”). The Grant shall be in consideration of Grantee completing the Project in a manner consistent with the Application, complying with the employment and reporting requirements of Section 6 of this Agreement, and complying with all other terms and conditions of this Agreement.

2.02  Use of Proceeds. Grant proceeds may be used by Grantee to finance the purchase of machinery and equipment from third-party vendors made on or after June 27, 2017.

2.03  Disbursement of Proceeds. The Grant proceeds shall be disbursed in the following manner:

(a) Grantor shall not be obligated to disburse any Grant proceeds until each of the following has occurred:

(i) Grantee shall have executed this Agreement and any other documents evidencing the Grant; and

(ii) Grantee shall have presented evidence satisfactory to Grantor that the Project as described in the Application either (A) has been completed, or (B) is being implemented and will be completed within a reasonable period of time as determined by Grantor;

(b) Grantee’s request to receive Grant proceeds shall be made in writing to Grantor and shall include the following:

(i) A schedule detailing the total amount being requested and a reasonable breakdown of the amount by line item; and

(ii) Evidence satisfactory to Grantor that the requested Grant proceeds represent paid or accrued expenses of Grantee which are eligible Project costs pursuant to Section 2.02 hereof and which were incurred on or after June 27, 2017.

(c) Grantor shall not be obligated to disburse Grant proceeds that exceed an aggregate amount equal to ten and twenty-five hundredths percent (.1025) of total documented Project Costs expended as of the date of the Grant disbursement.

(d) Grantor shall have the right, at its sole option, to disburse all or any portion of the Grant proceeds by making payment directly to a contractor, subcontractor, or vendor to pay accrued expenses of Grantee which represent eligible Project costs, where such costs have not been paid by Grantee.

(e) Notwithstanding any other provision of this Agreement, Grantor shall not be obligated to disburse Grant proceeds to Grantee that are requested after June 27, 2019.

SECTION 3.          REPRESENTATIONS AND WARRANTIES

In order to induce Grantor to enter into this Agreement and to make the Grant herein provided for, Grantee hereby represents and warrants to Grantor that:

3.01 Legal Existence. Grantee is duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to do business in the State of New York and has the legal power to own its assets and to transact the business in which it is presently engaged.

3.02 Power and Authorization. Grantee has the power, authority and legal right to make, deliver and perform this Agreement and to accept the Grant hereunder and has taken all necessary action of its directors to authorize receipt of the Grant on the terms and conditions of this Agreement. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

3.03 No Legal Bar to Grants. The execution, delivery and performance of this Agreement will not, to Grantee’s knowledge, violate any provision of any existing law or regulation or of any order or decree of any court or governmental instrumentality, or any mortgage, indenture, contract or other agreement to which Grantee is a party or by which Grantee and any of its property or assets may be bound, and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties pursuant to the provisions of any such mortgage, indenture, contract or other agreement.

3.04 No Material Litigation. No litigation or administrative proceedings of or before any court, tribunal or governmental body is presently pending, or, to the knowledge of Grantee, threatened against Grantee or any subsidiary or any of its or their properties or with respect to this Agreement which, if adversely determined, would, in the opinion of Grantee, have material adverse effect on the business, assets or financial condition of Grantee or such subsidiary.

3.05 Financial Condition. There have been no material adverse changes in the financial condition or operations of Grantee since the closing date of the latest financial statement furnished by Grantee to Grantor.

3.06 No Default. Grantee is not in default in the payment of any municipal, state or federal tax.

3.07 Ownership of Properties; Liens. Grantee has good and marketable title to all of its properties and assets, real and personal, and none of such properties and assets are subject to any mortgage, lien, pledge, charge, encumbrance, security interest or title retention or other security agreement or arrangement of any nature whatsoever except as disclosed in (i) the Application, (ii) in financial statements filed by Grantee with Grantor, (iii) in the Current Report on Form 8-K filed by Grantee on March 5, 2018 (“March 2018 Form 8-K”), or (iv) security interests created by one or more indentures, mortgages and security agreements to secure $15,000,000 of convertible senior secured notes as disclosed in the Current Report on Form 8-K filed by Grantee on May 10, 2018 (“May 2018 Form 8-K”). As disclosed in the March 2018 Form 8-K, certain of Grantee’s real estate, building and equipment are subject to a lease-leaseback arrangement with the Ontario County Industrial Development Agency. As disclosed in the May 2018 Form 8-K, Grantor is expected close on or about May 14, 2018 on the sale of certain convertible senior secured notes which will be secured by substantially all of Grantor’s assets.

3.08 Filing of Statements and Reports. Grantee has filed copies of all statements and reports which, to the knowledge of Grantee, are required to be filed with any governmental authority, agency, commission, board, or bureau.

3.09 Job Relocation Statement. The Project will not result in the relocation of any industrial or commercial plant, facility, or operation from one Labor Market Area to another.

SECTION 4.          CONDITIONS OF GRANTING

The obligation of Grantor to make advances of the Grant is subject to the following precedent to each advance unless waived by Grantor:

4.01 Compliance with this Agreement. At the time of the making of the Grant and any advances hereunder, Grantee shall have complied, and then be in compliance, with all the terms, conditions, covenants, representations and warranties herein set forth, as set forth in the Application and as set forth in all documents evidencing the Grant.

4.02 Corporate Action. Grantor shall, at the time of the making of the Grant, have received copies of all papers evidencing all action of the board of directors of Grantee taken in connection with the Grant, and all legal matters incident to the Grant shall be satisfactory to the counsel for Grantor.

4.03 Certifications. Grantor shall, at the time of the making of the Grant, have received a certification by a duly authorized officer of Grantee that no material adverse change in the financial condition or operations, if any, of Grantee has occurred since the closing date of the latest financial statement, if any, furnished by Grantee to Grantor; and that no suits or proceedings have been instituted against Grantee which in the opinion of Grantee will adversely affect the financial condition or operations of Grantee.

4.04 Opinion of Grantee’s Counsel. Counsel for Grantee shall have delivered to Grantor, in form and substance satisfactory to Grantor and its counsel, an opinion that Grantee has the power to execute and deliver the documents required under this Agreement and that all action of the Grantee has been properly authorized.

4.05 Grant Documents. All documents required by this Agreement and required by Grantor’s counsel which evidence and secure the Grant shall have been executed and delivered to Grantor.

4.06 Title Insurance. Not applicable.

4.07 Municipal Compliance. Not applicable.

4.08 Flood Hazard. Not applicable.

4.09 Insurance. Grantee shall have delivered to Grantor evidence of real property, personal property, and liability insurance relating to the operations at the Project site, such evidence to be in form and content acceptable to Grantor.

4.10 Other. Such other information and documentation as Grantor may reasonably require.

4.11 Legal Fees. Grantee shall pay Grantor’s attorney’s fees associated with the closing of the Grant transaction.

SECTION 5.          AFFIRMATIVE COVENANTS

Grantee hereby covenants that so long as this Agreement is in effect, Grantee will, unless otherwise consented to in writing by Grantor:

5.01 Financial Statements. Not applicable.

5.02 Payment of Obligations. Not applicable.

5.03 Maintenance of Properties; Insurance. Keep all properties useful and necessary in the business of Grantee in good working order and condition; maintain, with financially sound and reputable insurance companies, insurance on all of its properties (both real and personal) in an amount not less than full replacement value, against such risks as are usually insured against in the same general area and by companies engaged in the same or a similar business.

5.04 Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or on its income or profits or on any of its property prior to the date on which any penalties attach thereto, provided that Grantee shall not be required by this to pay any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings.

5.05 Existence. Maintain its existence as a Delaware corporation and its authority to do business in New York State.

5.06 Records Retention. Retain all records and books of account that are directly pertinent to this Agreement for three (3) years after the OCR Grant and all other pending matters have closed.

5.07 Inspection of Property, Books and Records. Permit Grantor, OCR, HUD, or any agents or representatives thereof, at any reasonable time and as often as may be reasonably desired, to examine and to make copies and abstracts of Grantee’s records and books of accounts pertaining only to the covenants and conditions of this Grant Agreement and solely for the purpose of determining or verifying information pertinent to the covenants and conditions of this Grant Agreement.

5.08 Compliance With Federal Statutes. Comply with all of the following requirements as applicable:

(a) Title VI of the Civil Rights Act of 1964 {42 U.S.C. 2000d et seq.}, which provides that no person in the United States shall on the ground of race, color, or national origin, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity receiving Federal financial assistance.

(b) Section 109 of the Housing and Community Development Act of 1974 (the “Act”), as amended, and the implementing regulations at 24 CFR 570.602, which require that no person in the United States shall on the ground of race, color, national origin or sex, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under, any program or activity funded in whole or in part with community development funds made available pursuant to the Act. Section 109 of the Act, and the implementing regulations at 24 CFR Part 146 and 24 CFR Part 8 further provide for the prohibition of discrimination on the basis of age under the Age Discrimination Act of 1975 {42 U.S.C. 6101 et seq.}, or with respect to an otherwise qualified handicapped person as provided in section 504 of the Rehabilitation Act of 1973 {29 U.S.C. 794}.

(c) The Housing and Community Development Act of 1974, as amended, and the implementing regulations at 24 CFR Part 570.

(d) If Grant proceeds are used for construction in excess of $2,000.00, Section 110 of the Housing and Community Development Act of 1974 (the “Act”), as amended, which requires that all laborers and mechanics employed by contractors or subcontractors on construction work financed in whole or in part with assistance received under the Act shall be paid wages at rates not less than those prevailing on similar construction in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, as amended (40 U.S.C. 276a to a-5), and which further requires compliance with the Contract Work House and Safety Standards Act (40 U.S.C. 327 et seq.).

(e) If Grant proceeds are used for construction, the Copeland “Anti-Kickback” Act (17 U.S.C. 874) as supplemented in Department of Labor regulations (29 CFR Part 3).

(f) The flood insurance purchase requirements of Section 102(a) of the Flood Disaster Protection Act of 1973 (42 U.S.C. 4021a).

(g) Executive Order 11246, as amended by Executive Order 12086, and the regulations issued pursuant thereto (41 CFR Chapter 60) which provided that no person shall be discriminated against on the basis of race, color, religion, sex, or national origin in all phases of employment during the performance of Federal or federally assisted construction contracts. The Grantee’s compliance shall include causing all contractors and subcontractors providing labor services to be paid from Grant proceeds to comply with the provisions of Executive Order 11246, as amended by Executive Order 12086.

(h) The requirements of the Americans with Disabilities Act of 1990, as amended.

(i) The Lead-Based Paint Poisoning Prevention Act (42 U.S.C. 4801 et seq.),and the implementing regulations contained in 24 CFR 570.608, respecting prohibition against the use of lead-based paint, notification of hazards of lead-based paint poisoning, and elimination of lead-based paint hazards.

5.09 Additional Federal Requirements. Comply with the provisions attached hereto as Exhibit A, “Federal Contract Provisions”.

5.10 Completion of Project. Undertake and complete the Project in accordance with the Application and this Grant Agreement. Grantee acknowledges that the Grant is funded with monies provided through the CDBG program and is made available under a grant from OCR to the Grantor and agrees to complete the Project as approved by OCR in a manner consistent with the laws, regulations and policies of the CDBG program.

5.11 Project Cost Documentation. In the manner prescribed by the OCR, provide to Grantor an accounting of all Project costs and documentation that such costs have been incurred by Grantee and have been paid.

SECTION 6.          EMPLOYMENT

6.01 Definitions. Unless specifically provided otherwise or the context otherwise requires, when used in this Section:

(a) “Covered Jobs” means any and all employment positions created on or after June 27, 2017 and as a direct result of the Project, notwithstanding any estimates of covered jobs provided by Grantee as part of the Application.

(b) “Employment and Reporting System” means those forms and instructions, in written and/or electronic format, provided to Grantee by Grantor for the purpose of reporting data and information required pursuant to this Section 6.

(c) “Family” means all persons residing in the same housing unit who are related by birth, marriage or adoption.

(d) “Household” means all persons who reside in a common housing unit.

(e) “HUD” means the United States Department of Housing and Urban Development.

(f) “Low- and Moderate-Income Person” means a member of a family having an income equal to or less than the applicable Section 8 lower income limit established by HUD. Unrelated individuals shall be considered as one-person families for this purpose.

(g) “Project” means the activities to be accomplished by Grantee as described in the Application.

6.02 Compliance with Federal Requirements. Grantee acknowledges that the Grant evidenced by this Agreement is subject to the requirements of Federal statute and regulation relative to the use of Community Development Block Grant funds, and that Grantee’s agreement to accept the Grant funds pursuant to this Agreement requires Grantee’s compliance with regulations set forth in 24 CFR Part 570, and policies and procedures implemented thereunder by HUD, the United States Department of Labor, OCR, and such other Federal and State agencies as are or may in the future be charged with the responsibility of monitoring both Grantee’s and Grantor’s compliance with low- and moderate-income benefit requirements.

6.03 Employment Undertaking. Grantee agrees to make a minimum of 51% of the Covered Jobs available to Low- and Moderate-Income Persons. For the purpose of this Agreement, a Covered Job will be considered to be available to Low- and Moderate-Income Persons if all of the following apply:

(a) The Covered Job does not require special skills that can only be acquired with substantial training, work experience, or education beyond high school (unless Grantee agrees to provide appropriate training to unqualified persons);

(b) Grantee uses a hiring practice that encourages Low- and Moderate-Income Persons to be applicants; and

(c) Grantee gives first consideration in hiring to qualified Low- and Moderate-Income Persons.

6.04 Job Calculation. In calculating Covered Jobs and the availability of Covered Jobs to Low- and Moderate-Income Persons, the following will apply:

(a) Only permanent jobs will be counted; temporary and construction jobs will not be counted.

(b) Jobs of 35 or more hours per week will be considered as one full-time job. Part-time permanent jobs of less than 35 hours per week will be converted to full-time equivalent jobs by dividing the number of part-time hours by 40.

(c) Seasonal jobs will be considered to be permanent jobs if the duration of the working period is long enough to classify the job as the employee’s principal occupation.

6.05 Employment and Reporting System. Consistent with the instructions and forms that comprise the Employment and Reporting System, Grantee agrees to:

(a) Maintain data for each applicant for a Covered Job including:

(i) The applicant’s name and address;

(ii) The applicant’s family size, family income, race, ethnicity, gender, handicapped status, female-headed household status, elderly status, and unemployment status;

(iii) The applicant’s status with respect to hiring for a Covered Job; and

(iv) If applicable, the reason(s) that an applicant who is a Low- and Moderate-Income Person was not hired for a Covered Job.

(b) Maintain data for each Covered Job which is created and filled including:

(i) The job title and its availability to Low- and Moderate-Income Persons;

(ii) Whether a Low- and Moderate-Income Person was hired for the job;

(iii) The salary or wage for the job and whether health benefits are offered for the job; and

(iv) A description of the hiring process for the job.

(c) Submit quarterly reports of the applicants and Covered Job data to Grantor covering the calendar quarters ending March 31st, June 30th, September 30th, and December 31st, to be provided no later than the 15th day of the month following the end of each calendar quarter.

6.06 Expected Schedule of Employment Positions. Grantee represents that the employment positions created as a result of the Project are expected to be created no later than June 26, 2019 and are expected to be the following:

# of Jobs	Job Title	Required Skills, Education, and Experience	Estimated Salary/Wage	Hours Per Week
40	Cleanroom/ Production	HS req.; Assoc. preferred; will train	$54,000/yr	40
8	Cleanroom/ Production	Assoc. or higher; some experience	$54,000/yr	40
4	Quality Inspector	Assoc. or higher; some experience	$60,000/yr	40
4	Quality Inspector	HS req.; Assoc. preferred; will train	$60,000/yr	40
14	Tech/Engineer	BA/BS + experience	$101,000/yr	40
4	Mgt. Supervisor	BA; management experience	$95,000/yr	40

6.07 Right of Inspection. Grantee shall maintain in its files adequate documentation to support the data specified at Section 6.05 of this Agreement. Grantor and any duly authorized representative of OCR and HUD shall, at all reasonable times and upon prior written notice, have access to and the right to inspect and copy all such documentation.

6.08 Job Relocation Certification. Grantee hereby certifies to Grantor that neither Grantee nor any of its subsidiaries has plans to relocate jobs as a result of the Project that would result in a significant job loss (as such term is defined at 24 CFR 570.482(h)(2)(iv)) in a Labor Market Area other than the Labor Market Area in which the Project is located.

Section 7.              REIMBURSEMENT OF GRANT FUNDS

7.01 In the event that (i) OCR shall make a finding regarding the implementation or administration of the Project that requires Grantor to pay to OCR, or requires Grantor to reimburse to Grantor’s CDBG account from non-CDBG Funds, any amount of the OCR Grant funds, and (ii) it is expressly stated by OCR that such OCR finding resulted in whole or in part from Grantee’s failure to meet its obligations pursuant to this Agreement in a manner acceptable to OCR; then Grantor shall have the right to receive from Grantee, and Grantee shall have the obligation to pay to Grantor, the lesser of (i) a sum equal to the amount Grantor is required by the OCR finding to pay to OCR or to reimburse to Grantor’s CDBG account, or (ii) the amount of CDBG Funds disbursed to Grantee by Grantor pursuant to this Agreement. Grantor shall exercise such right of receipt by written notification to Grantee which includes an assertion of such right, the amount of Grantee’s obligation, and written evidence of the applicable OCR finding. Grantee shall effect such payment to Grantor within twenty-one (21) calendar days of its receipt of such notification.

7.02 The obligations of Grantee with respect to Section 7.01 of this Agreement shall terminate at such time as OCR issues a written closeout of the OCR Grant to Grantor. To the extent that such closeout is dependent upon actions to be taken by Grantor, Grantor shall make its best efforts to take such actions in a timely manner. Grantee acknowledges and agrees that OCR’s issuance of a written closeout of the OCR Grant will require Grantee’s compliance with the terms and conditions of this Agreement.

7.03 Notwithstanding any other provision of this Agreement, in the event that Grantee ceases its operations in the Town of Canandaigua, New York for a continuous period of ninety (90) days, then Grantor shall have the right to receive from Grantee, and Grantee shall have the obligation to pay to Grantor the amount of CDBG Funds disbursed to Grantee by Grantor pursuant to this Agreement. Grantor shall exercise such right of receipt by written notification to Grantee which includes an assertion of such right and the amount of Grantee’s obligation. Grantee shall effect such payment to Grantor within twenty-one (21) calendar days of its receipt of such notification. The provisions of this Section 7.03 shall terminate the earlier of (i) the effective date of a written closeout of the OCR Grant issued to the Grantor by the OCR, or (ii) June 30, 2020.

7.04 Notwithstanding any other provision of this Agreement, in the event that Grantee shall have relocated jobs as a result of the Project that resulted in a significant job loss (as such term is defined at 24 CFR 570.482(h)(2)(iv)) in a Labor Market Area other than the Labor Market Area in which the Project is located, then Grantor shall have the right to receive from Grantee, and Grantee shall have the obligation to pay to Grantor, the amount of CDBG Funds disbursed to Grantee by Grantor pursuant to this Agreement. Grantor shall exercise such right of receipt by written notification to Grantee which includes an assertion of such right and the amount of Grantee’s obligation. Grantee shall effect such payment to Grantor within twenty-one (21) calendar days of its receipt of such notification.

SECTION 8.           MISCELLANEOUS

8.01 Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made three days after having been deposited in the mail, postage prepaid, return receipt requested, or one day after having been delivered to an overnight delivery service, addressed as set forth below or to such other address as may be hereafter designated in writing by the respective parties hereto:

Grantee:	Akoustis Technologies, Inc. and Akoustis, Inc.

9805 Northcross Center Court, Suite A

Huntersville, North Carolina 28078

Grantor:	Supervisor, Town of Canandaigua

5440 Routes 5 and 20 West

Canandaigua, New York 14424

8.02 Captions. The captions of the various sections and subsections of this Agreement have been inserted only for the purpose of convenience, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

8.03 Exhibits. Exhibits, if any, shall constitute an integral part of this Agreement.

8.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Grantee and Grantor and their respective successors and assigns, except that Grantee may not transfer or assign any of its rights or interests hereunder without the prior written consent of Grantor.

8.05 Construction. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with the laws of the State of New York. If any of the provisions of this Agreement shall be or become illegal or unenforceable under any law, the other provisions shall remain in full forth and effect.

8.06 Prior Agreements Superseded. This Agreement shall completely supersede all other prior understandings or agreements, both written and oral, between Grantor and Grantee relating to the Grant.

8.07 Amendments. This Agreement may be amended only with the written consent of Grantor and Grantee or their duly authorized agents in writing.

8.08 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. The Grantee agrees that any action or proceeding to enforce the provisions of this Agreement may be commenced by the Grantor in New York State Supreme Court in any county, or in the District Court of the United States in any district, in which the Grantor has an office, and the Grantee waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered mail to the Grantee at the Grantee’s address or to such other individual and/or address as provided in written notice from the Grantee to the Grantor, or as otherwise provided by the Laws of the State of New York or the United States. The Grantee agrees to waive any and all rights to change the venue of any action or proceeding brought to enforce the Agreement and waives any right to assert any counterclaim or set-off or any defense based upon statute of limitations or claims of laches in any such action or proceeding.

8.09 Assignment By Grantor. Grantor, in consideration of the CDBG Funds awarded to it by HTFC, assigns all of its rights and remedies under this Agreement to HTFC. In the event (i) the CDBG Agreement entered into between the Grantor and HTFC is terminated for any reason, or (ii) HTFC, in its sole and absolute discretion, finds deficient performance or inadequate management capacity on the part of the Grantor, HTFC shall have the right to notify Grantee that HTFC has asserted its rights to enforce any and all obligations of Grantee under this Agreement or any other Grant instrument executed in connection herewith. Until such time as HTFC elects to exercise such rights by mailing to the Grantor and Grantee written notice thereof, Grantor is authorized to enforce all rights under this Agreement.

8.10 Waiver Of Jury Trial. Grantor and Grantee hereby waive their respective rights to a trial by jury in connection with any action or proceeding brought to determine any claim or controversy involving this Agreement.

8.11 Indemnification. Grantee shall defend, indemnify, and hold harmless Grantor and HTFC and their respective agents and employees from and against any and all claims, actions, damages, losses, expenses, and costs of every nature and kind, including reasonable attorney’s fees, incurred by or asserted or imposed against Grantor or HTFC arising out of the Project or Grantee’s actions with respect to this Agreement.

SECTION 9.          TERM OF AGREEMENT

9.01 This Agreement shall become effective as of the date first above written.

9.02 This Agreement shall terminate at such time as each of the following events shall have occurred:

(a) OCR shall have issued a written closeout of the OCR Grant to Grantor. To the extent that such closeout is dependent upon actions to be taken by Grantor, Grantor shall make its best efforts to take such actions in a timely manner. Grantee acknowledges and agrees that OCR’s issuance of a written closeout of the OCR Grant will require Grantee’s compliance with the terms and conditions of this Agreement; and

(b) Any amounts owing to Grantor pursuant to the grant reimbursement requirements at Section 7 of this Agreement shall have been paid by Grantee.

9.03 Notwithstanding any other provision of this Agreement, Grantor may immediately terminate this Agreement in writing in the event Grantee fails to comply with the provisions hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TOWN OF CANANDAIGUA

By:	/s/ Gregory R. Westbrook
Gregory R. Westbrook, Supervisor

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ John T. Kurtzweil
John T. Kurtzweil, Chief Financial Officer

AKOUSTIS, INC.

By:	/s/ John T. Kurtzweil
John T. Kurtzweil, Chief Financial Officer

Exhibit A

Federal Contract Provisions

To the extent applicable, the Grantee shall comply with the following requirements:

1.	Equal Employment Opportunity - All construction contracts awarded in excess of $10,000 shall contain a provision requiring compliance with E.O. 11246, “Equal Employment Opportunity,” as amended by E.O. 11375, “Amending Executive Order 11246 Relating to Equal Employment Opportunity,” and as supplemented by regulations at 41 CFR part 60, “Office of Federal Contract Compliance Programs, Equal Employment Opportunity, Department of Labor.”

2.	Copeland “Anti-Kickback” Act (18 U.S.C. 874 and 40 U.S.C. 276c) - All contracts and subgrants in excess of $2000 for construction or repair shall include a provision for compliance with the Copeland “Anti-Kickback” Act (18 U.S.C. 874), as supplemented by Department of Labor regulations (29 CFR part 3, “Contractors and Subcontractors on Public Building or Public Work Financed in Whole or in Part by Loans or Grants from the United States”). The Act provides that each contractor or subrecipient shall be prohibited from inducing, by any means, any person employed in the construction, completion, or repair of public work, to give up any part of the compensation to which he is otherwise entitled. All suspected or reported violations shall be reported to the Federal awarding agency.

3.	Davis-Bacon Act, as amended (40 U.S.C. 276a to a-7) - When required by Federal grant program legislation, all construction contracts awarded by Recipients and subrecipients of more than $2000 shall include a provision for compliance with the Davis-Bacon Act (40 U.S.C. 276a to a-7) and as supplemented by Department of Labor regulations (29 CFR part 5, “Labor Standards Provisions Applicable to Contracts Governing Federally Financed and Assisted Construction”). Under this Act, contractors shall be required to pay wages to laborers and mechanics at a rate not less than the minimum wages specified in a wage determination made by the Secretary of Labor. In addition, contractors shall be required to pay wages not less than once a week. The Recipient shall place a copy of the current prevailing wage determination issued by the Department of Labor in each solicitation and the award of a contract shall be conditioned upon the acceptance of the wage determination. All suspected or reported violations shall be reported to the Federal awarding agency.

4.	Contract Work Hours and Safety Standards Act (40 U.S.C. 327-330) - Where applicable, all construction contracts awarded in excess of $100,000. Contracts that involve the employment of mechanics or laborers shall include a provision for compliance with Sections 103 and 107 of the Contract Work Hours and Safety Standards Act (40 U.S.C. 327-330), as supplemented by Department of Labor regulations (29 CFR part 5). Under Section 102 of the Act, each contractor shall be required to compute the wages of every mechanic and laborer on the basis of a standard work week of 40 hours. Work in excess of the standard work week is permissible provided that the worker is compensated at a rate of not less than 1½ times the basic rate of pay for all hours worked in excess of 40 hours in the work week. Section 107 of the Act is applicable to construction work and provides that no laborer or mechanic shall be required to work in surroundings or under working conditions which are unsanitary, hazardous or dangerous on federal and federally financed and assisted construction projects. These requirements do not apply to the purchases of supplies or materials or articles ordinarily available on the open market, or contracts for transportation or transmission of intelligence.

5.	Patent Rights to Inventions Made Under a Contract or Agreement - Contract agreements for the performance of experimental, developmental, or research work shall provide for the patent rights of the Federal Government and the Recipient in any resulting invention in accordance with 37 CFR part 401, “Rights to Inventions Made by Nonprofit Organizations and Small Business Firms Under Government Grants, Contracts and Cooperative Agreements,” and any implementing regulations issued by the awarding agency.

6.	Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act (33 U.S.C. 1251 et sea.), as amended - Contracts and subgrants of amounts in excess of $100,000 shall contain a provision that requires compliance with all applicable standards, orders or regulations issued pursuant to the Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act as amended (33 U.S.C. 1251 et seq,). Violations shall be reported to the Federal awarding agency and the Regional Office of the Environmental Protection Agency (EPA).

7.	Section 3 12 U.S.C. 1701u of The Housing and Community Development Act of 1968, as amended - All contracts subject to Section 3 shall include the clause set forth at 24 CFR 135.38 as provided in the Section 3 Rider.

8.       The following provisions shall also be included in all contracts as applicable:

a.	Contracts in excess of the small purchase threshold shall contain contractual provisions or conditions that allow for administrative, contractual, or legal remedies in instances by which a contractor violates or breaches the contract terms, and provides for such remedial actions as may be appropriate.

b.	All contracts in excess of $10,000 shall contain suitable provisions for termination by the Recipient, including the manner by which such termination shall be effected and the basis for settlement.

c.	Except as otherwise required by statute, an award that requires the contracting (or subcontracting) for construction or facility improvements shall provide for the Recipient to follow its own requirements relating to bid guarantees, performance bonds, and payment bonds unless the construction contract or subcontract exceeds $100,000. For those contracts or subcontracts exceeding $100,000, the OCR may accept the bonding policy and requirements of the Recipient, provided the OCR has made a determination that the Federal Government’s interest is adequately protected. If such a determination has not been made, the minimum requirements shall be as follows:

(i)	A bid guarantee from each bidder equivalent to five percent of the bid price. The “bid guarantee” shall consist of a firm commitment such as a bid bond, certified check, or other negotiable instrument accompanying a bid as assurance that the bidder shall, upon acceptance of this bid, execute such contractual documents as may be required within the time specified.

(ii)	A performance bond on the part of the contractor for 100 percent of the contract price. A “performance bond” is one executed in connection with a contract to secure fulfillment of all the contractor’s obligations under such contract.

(iii)	A payment bond on the part of the contractor for 100 percent of the contract price. A “payment bond” is one executed in connection with a contract to assure payment as required by statute of all persons supplying labor and material in the execution of the work provided for in the contract.

(iv)	Where bonds are required in the situations described herein, the bonds shall be obtained from companies holding certificates of authority as acceptable sureties pursuant to 31 CFR part 223, “Surety Companies Doing Business with the United States.”

d.	All negotiated contracts awarded by Recipients or subrecipients shall include a provision to the effect that the Recipient or subrecipient, the OCR, the Comptroller General of the United States, or any of their duly authorized representatives, shall have access to any books, documents, papers and records of the contractor which are directly pertinent to a specific program for the purpose of making audits, examinations, excerpts and transcriptions.

e.	All contracts shall contain a provision indemnifying the Housing Trust Fund Corporation, its agents and employees, from and against any and all claims, actions, damages, losses, expenses and costs of every nature and, including reasonable attorney’s fees, incurred by or assessed or imposed against the Housing Trust Fund Corporation, to the fullest extent permitted by law, arising out of the project being funded with NYS CDBG funds.

f.	All contracts shall contain a provision acknowledging that all parties shall be bound by, and comply with all applicable Federal, State, and local laws and regulations, including, but not limited to 2 CFR Part 200 and 24 CFR Part 570.